Exhibit (d)(3)
OMI CORPORATION
One Station Place
Stamford, Connecticut 06902
March 23, 2007
Teekay Shipping Corporation
Bayside House, Bayside Executive Park
West Bay Street & Blake Road
P.O. Box AP-59212
Nassau, The Bahamas
Ladies and Gentlemen
     In connection with the consideration of a possible transaction (a “Transaction”) involving OMI Corporation (“OMI”) and Teekay Shipping Corporation or one or more of your controlled Affiliates (“Teekay” or “you” and, together with OMI, the “Participants”), the Participants may request that the other Participant provide it with Evaluation Material (as defined below). While neither Participant will have any obligation to provide Evaluation Material unless it determines to do so in its sole discretion, as a condition to a Participant (the “Receiving Party”) being furnished with such information by the other Participant (the “Disclosing Party”), the Receiving Party agrees to treat any Evaluation Material in accordance with this Agreement (this “Agreement”).
     1. Use of Evaluation Material. The Receiving Party will treat the Evaluation Material in all material respects in the same way that the Receiving Party treats its own non-public proprietary information and will not voluntarily disclose the Evaluation Material to any third party, except that (1) the Receiving Party may make any disclosure of the Evaluation Material to its or its controlled Affiliates’ directors, officers, employees, agents or advisors (including without limitation attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”) whom it determines in good faith reasonably need to know such information for the purpose of evaluating a possible Transaction between the Participants (it being understood that the Receiving Party will inform its Representatives of the confidential nature of the Evaluation Material and will be responsible for such Representatives treating such Evaluation Material in the same manner as the Receiving Party is required to treat it under this Agreement) and (2) the Evaluation Material may be disclosed in accordance with Paragraphs 3 and 4 hereof. You may not disclose any of the Evaluation Material to any potential co-investor (other than A/S Dampskibsselskabet Torm (“Torm”)) or financing source without the prior written consent of OMI, which will not be unreasonably withheld by OMI as to any lender or financing source but may be withheld by OMI in its sole discretion as to any potential equity investor or co-investor (other than Torm), and upon disclosure of any Evaluation Material to any such potential co-investor (other than Torm) or financing source such source will be considered your Representative for purposes of this Agreement.

Teekay Shipping Corporation
March 23, 2007

     2. Definition of Evaluation Material. For purposes of this Agreement, the term “Evaluation Material” means all non-public information concerning the Disclosing Party (whether prepared by the Disclosing Party or its Representatives and irrespective of the form of communication) which is furnished to the Receiving Party pursuant to this Agreement by or on behalf of the Disclosing Party, including without limitation all notes, analyses, reports, compilations, studies, interpretations, summaries or other documents prepared by the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the Receiving Party or its Representatives hereunder. The term “Evaluation Material” does not include information that (1) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or any of its Representatives, (2) was within the Receiving Party’s possession prior to being furnished to it by or on behalf of the Disclosing Party, provided the Receiving Party did not know that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (3) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided the Receiving Party did not know that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or (4) is independently developed by the Receiving Party without use of information disclosed by the Disclosing Party.
     3. Non-Disclosure of Discussions, Etc. Without the prior written consent of the other Participant, neither Participant will, and each Participant will cause its Representatives not to, disclose to any other person the following information (the “Other Confidential Information”): (1) the fact that any Evaluation Material has been made available hereunder, (2) that discussions or negotiations are taking place concerning a possible Transaction involving the Participants, or (3) any of the terms, conditions or other facts with respect to a possible Transaction (including the status thereof), except that a Participant may make disclosure of Other Confidential Information if it determines in good faith that such disclosure is necessary to avoid committing a violation of law or of any rule or regulation of any securities association or national securities quotation system or exchange on which such Participant’s securities are listed or traded. In such event, the Participant making such disclosure will use reasonable efforts to give advance notice to the other Participant of its intention to make, and the content of, such disclosure and endeavor in good faith to provide the other Participant a reasonable opportunity to comment on such disclosure (any such comments not to be unreasonably withheld or delayed).
     4. Required Disclosure. In the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative demand, by any exchange or other

Teekay Shipping Corporation
March 23, 2007

similar process) to disclose any of the Evaluation Material or any Other Confidential Information, the Receiving Party will endeavor in good faith to provide the Disclosing Party prompt notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other similar remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party determines in good faith that it is nonetheless required to disclose the Evaluation Material or Other Confidential Information, the Receiving Party may, without liability hereunder, disclose to such tribunal or exchange only that portion of the Evaluation Material or Other Confidential Information that it determines is required to be disclosed, provided the Receiving Party uses reasonable efforts to preserve the confidentiality of the other Evaluation Material and the Other Confidential Information , including without limitation by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the other Evaluation Material and the Other Confidential Information by such tribunal or exchange.
     5. Termination of Discussions. If either Participant decides in its sole discretion that its does not wish to proceed with a Transaction at any time after the date hereof, it will promptly inform the other Participant in writing of that decision. In such case, upon the request of the other Participant for any or no reason, each Participant will promptly deliver to the other Participant or destroy all Evaluation Material furnished to it or its Representatives (and all copies thereof and extracts therefrom). Compliance with the preceding sentence will be certified in writing by an authorized officer of each Participant within 30 calendar days of the delivery of such notice. In the event such a decision or request is made, all other Evaluation Material prepared by a Participant and its Representatives will be destroyed and no copy thereof will be retained. Notwithstanding anything to the contrary herein, each Participant and its Representatives may retain (i) one copy of the Evaluation Material to the extent required to comply with legal, regulatory or policy requirements and (ii) any and all emails and attachments thereto and electronic files, in each case, to the extent required to comply with, and automatically saved pursuant to, legal, regulatory or policy requirements, provided that such retained copies, emails and electronic files will continue to be subject to this Agreement and such Participant undertakes reasonable efforts to protect them against being accessed by anyone without a good faith business reason for so doing.
     6. Definitive Agreements. The Participants are sophisticated and are advised and will continue to be advised by experienced counsel and, to the extent they deem appropriate, other advisors in connection with the possible transaction herein contemplated. Unless and until a final definitive agreement regarding a Transaction between the Participants has been executed and delivered (“Definitive Agreement”), neither Participant will be under any legal obligation of any kind whatsoever (including as to the payment or reimbursement of costs or expenses relating to the consideration

Teekay Shipping Corporation
March 23, 2007

of a Transaction) with respect to a Transaction by virtue of this Agreement or otherwise, except for the matters specifically agreed to herein. Without limiting the generality or effect of any other provision hereof, each Participant (a) reserves the right, in its sole discretion, to terminate discussions and negotiations at any time and (b) waives any claim or cause of action that it otherwise might assert, including without limitation under common law (including common law fraud, constructive fraud, negligent misrepresentation, detrimental reliance and similar theories) or federal or state securities laws (including without limitation Rule 10b-5 under the Securities Exchange Act of 1934), trade regulation or other laws, whether against a Participant or any Representative thereof, by reason of the evaluation, except for claims or causes of action brought under and subject to the express terms, conditions and limitations of a Definitive Agreement. No Participant will have any claims against the other Participant or any of its Representatives arising out of or relating to any Transaction other than those, if any, arising under this Agreement or as parties to a Definitive Agreement and then only in accordance with the terms hereof or thereof, as the case may be. For the avoidance of doubt, the term “Definitive Agreement” does not include a letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any actual or purported written or verbal acceptance of any offer or proposal.
     7. Standstill. As of the date of this Agreement, except for 2,871,900 shares of OMI common stock, you represent that you do not own beneficially any securities entitled to be voted generally in the election of OMI’s directors or any direct or indirect options or other rights to acquire any such securities (“Voting Securities”). You agree that for a period of one year from the date of this Agreement (the “Standstill Period”), except within the terms of the Definitive Agreement, if any, or a specific written request authorized by the Board of Directors of OMI, neither you nor any of your Representatives on your behalf will propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, solely or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other transaction relating to OMI or any of its controlled Affiliates, (ii) any form of restructuring, recapitalization or similar transaction with respect to OMI or any such Affiliate, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this Agreement, nor except as aforesaid during such period will you or any of your Representatives on your behalf (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any additional Voting Securities, (2) make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to OMI, seek to influence any person with respect to any such Voting Securities or demand a copy of OMI’s list of stockholders or other books and records, (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of OMI or has the purpose of circumventing any provision of this Agreement, (4) otherwise act, alone or in concert

Teekay Shipping Corporation
March 23, 2007

with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, OMI’s management, Board of Directors or policies, or (5) make any proposal or other communication designed to compel OMI to make a public announcement thereof in respect of any matter referred to in this Agreement. Without limiting the generality or effect of the foregoing, you agree that, in consideration of the covenants herein contained, if OMI publicly announces that it has entered into an agreement providing for a tender offer, merger, consolidation or other similar transaction including a third party, you may not, except within the terms of a specific written request from OMI prior thereto, submit an alternative or competing proposal; provided, however, that notwithstanding anything to the contrary, you, your Affiliates and Representatives may continue to hold, or may tender into any offer by, or vote or grant a proxy with respect to any proposal presented by, a third party not affiliated with you or your Representatives, the position in OMI’s Voting Securities that you beneficially own as of the date hereof. OMI represents to Teekay that each potential bidder receiving non-public information from OMI in connection with its 2007 review of strategic alternatives has entered into, or will be required to enter into, a confidentiality agreement in form and substance similar to this Agreement (each, an “Alternative CA”). To the extent, if any, that OMI has entered into or enters into an Alternative CA that contains (or modifies or waives an Alternative CA so that such Alternative CA then contains) standstill provisions that are less restrictive than the provisions of this Section 7 (other than provisions that relate to pre-existing holdings of OMI common stock), OMI will immediately notify Teekay of such less restriction terms and this Section 7 will be amended automatically, without any further action by the parties hereto, to contain such less restrictive terms.
     8. No Solicitation. You agree that for a period of one year from the date of this Agreement, except within the terms of the other Participant’s specific prior written consent, neither Participant nor any of its Representatives on its behalf, will directly or indirectly solicit for employment or hire any director, officer or employee of the other Participant or any of its subsidiaries whose then-current annualized salary and bonus opportunity exceeds $200,000, except that a Participant will not be precluded from hiring any such employee who (i) responds to a public advertisement placed by such Participant or (ii) has terminated employment with the other Participant prior to commencement of solicitation of such employee.
     9. No Warranty of Accuracy. The Receiving Party acknowledges that neither the Disclosing Party nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of any Evaluation Material furnished to it or any of its Representatives. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or its Representatives resulting from the use of the Evaluation Material, except to the extent set forth in this Agreement and any Definitive Agreement.

Teekay Shipping Corporation
March 23, 2007

     10. Miscellaneous. No failure or delay by either Participant or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. In case any provision of this Agreement is deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.
     11. Governing Law. This Agreement is governed by, and will be construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each Participant submits to the exclusive jurisdiction of any federal or state court in Delaware (“Delaware Court”) in respect of any action or proceeding arising out of this Agreement, agrees that venue for any such action of this Agreement will be properly laid in any Delaware Court and waives any objection to the bringing of any such action or proceeding in such venue.
     12. Injunctive Relief. Each Participant acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either Participant or any of its Representatives and that the non-breaching party will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies are not to be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or equity.
     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     14. Termination. This Agreement will terminate without further action two years after the date first above written. Such termination will not, however, affect the liability of any party for any prior breach of any provision hereof.
     15. Certain Definitions. For purposes of this Agreement, “Affiliate” has the meaning given to that term in Rule 405 under the Securities Act of 1933.
[Signature page follows]

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement will become a binding agreement between the Participants.

Very truly yours, OMI CORPORATION
By:	/s/ FREDRIC S. LONDON
	Name:	Fredric S. London
	Title:	SVP and General Counsel

Accepted and agreed as of
the date first written above:
TEEKAY SHIPPING CORPORATION

By:	/s/ PETER EVENSEN
	Name:	Peter Evensen
	Title:	Executive Vice President and Chief Strategy Officer